- -------------------------------------------------------------------------------










                           THIRD AMENDED AND RESTATED

                            MASTER COVENANT AGREEMENT


                                   Dated as of

                                January 25, 1994

                                      among


                              LA QUINTA INNS, INC.

                                       and

                             THE BANKS LISTED HEREIN











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
                                TABLE OF CONTENTS

                                                                            Page

Section 1.  Parties                                                            1

Section 2.  Background                                                         1

Section 3.  Definitions                                                        1

Section 4.  Business Covenants of La Quinta                                   12
     4.1  MAINTENANCE OF PROPERTY, INSURANCE, ACCOUNTING PRACTICES,
          CORPORATE EXISTENCE. . . . . . . . . . . . . . . . . . . . . . . .  12
     4.2  INSPECTION OF PROPERTIES AND BOOKS . . . . . . . . . . . . . . . .  12
     4.3  RESTRICTED PAYMENTS. . . . . . . . . . . . . . . . . . . . . . . .  13
     4.4  MERGER AND SALE OF ASSETS. . . . . . . . . . . . . . . . . . . . .  13
     4.5  SENIOR DEBT TO CAPITALIZATION RATIO. . . . . . . . . . . . . . . .  14
     4.6  CONTINGENT LIABILITIES . . . . . . . . . . . . . . . . . . . . . .  14
     4.7  INCURRENCE AND RETENTION OF DEBT . . . . . . . . . . . . . . . . .  15
     4.8  INVESTMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     4.9  NOTICE OF LITIGATION . . . . . . . . . . . . . . . . . . . . . . .  15
     4.10 TOTAL DEBT RATIO . . . . . . . . . . . . . . . . . . . . . . . . .  15
     4.11 CASH FLOW RATIO. . . . . . . . . . . . . . . . . . . . . . . . . .  15
     4.12 FIXED CHARGE COVERAGE RATIO. . . . . . . . . . . . . . . . . . . .  16
     4.13 CAPITAL EXPENDITURES . . . . . . . . . . . . . . . . . . . . . . .  16
     4.14 OPERATING LEASES . . . . . . . . . . . . . . . . . . . . . . . . .  17
     4.15 LAND HELD FOR DEVELOPMENT AND LAND HELD FOR SALE . . . . . . . . .  17
     4.16 LIENS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     4.17 ACCOUNTING CHANGES . . . . . . . . . . . . . . . . . . . . . . . .  17
     4.18 AMENDMENT AND MODIFICATION OF SUBORDINATED DEBT DOCUMENTS. . . . .  18
     4.19 LEASE-BACKS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     4.20 ENVIRONMENTAL MATTERS. . . . . . . . . . . . . . . . . . . . . . .  18
     4.21 ERISA COMPLIANCE . . . . . . . . . . . . . . . . . . . . . . . . .  19
     4.22 BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     4.23 DEBT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     4.24 BANK DEBT. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     4.25 TRANSACTIONS WITH AFFILIATES . . . . . . . . . . . . . . . . . . .  20

Section 5.  Information as to La Quinta                                       20
     5.1  FINANCIAL STATEMENTS AND OTHER REPORTS BY LA QUINTA. . . . . . . .  20
     5.2  OFFICER'S CERTIFICATE. . . . . . . . . . . . . . . . . . . . . . .  22

Section 6.  Default                                                           23



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

Section 7.  Miscellaneous                                                     23
     7.1  NOTICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     7.2  AMENDMENT, WAIVER, CONSENTS AND APPROVALS. . . . . . . . . . . . .  25
     7.3  NOTICE OF DEFAULT ON BANK DEBT . . . . . . . . . . . . . . . . . .  25
     7.4  CONFLICTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     7.5  PAYMENT OF EXPENSES. . . . . . . . . . . . . . . . . . . . . . . .  25
     7.6  GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     7.7  BINDING UPON SUCCESSORS. . . . . . . . . . . . . . . . . . . . . .  25
     7.8  COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     7.9  TERMINATION AND EFFECTIVENESS OF THIS AGREEMENT. . . . . . . . . .  26
     7.10 ADJUSTMENT OF PERCENTAGES. . . . . . . . . . . . . . . . . . . . .  26
     7.11 EXCEPTIONS TO COVENANTS. . . . . . . . . . . . . . . . . . . . . .  26
     7.12 CONFIDENTIALITY. . . . . . . . . . . . . . . . . . . . . . . . . .  26
     7.13 ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

Exhibit A:     Bank Debt
Exhibit B:     Existing Investments
Exhibit C:     Subsidiaries and Unincorporated Ventures Investments
Exhibit D:     Existing Liens
Exhibit E:     Guarantees and Contingent Obligations
Exhibit F:     Confidentiality Agreement
Exhibit G:     Significant Investments
Exhibit H:     Investment Policy

                           THIRD AMENDED AND RESTATED

                              LA QUINTA INNS, INC.

                            MASTER COVENANT AGREEMENT


          SECTION 1.  PARTIES.

     This Third Amended and Restated Master Covenant Agreement ("Agreement") is by and among La Quinta Inns, Inc., a Texas corporation ("La Quinta"), NationsBank of Texas, N.A., The Frost National Bank, First Interstate Bank of Texas, N.A., Citicorp USA, Inc., Texas Commerce Bank National Association (successor to Texas Commerce Bank-San Antonio, N.A. through merger with and into Texas Commerce Bank National Association), Bank of Scotland, Continental Bank N.A., Bank One, Texas, N.A., and U.S. Bank of Washington, National Association, and the other banks from time to time a party hereto pursuant to Section 7.13 (individually, a "Bank", collectively, the "Banks").

          SECTION 2.  BACKGROUND.

     La Quinta and certain of the Banks are parties to a Second Amended and Restated Master Covenant Agreement, dated as of June 15, 1993 (the "Prior Master Covenant Agreement"), the effect of which is to incorporate the definitions, provisions and covenants set forth therein into certain credit facilities that La Quinta has with certain of the Banks.

     La Quinta and the Banks desire to enter into this Agreement in order to amend certain terms of, and restate in its entirety, the Prior Master Covenant Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, La Quinta and the Banks agree as follows:

          SECTION 3.  DEFINITIONS.

     For purposes hereof, the terms defined in this Section 3 shall have the following meanings, and the singular shall include the plural, and vice versa, unless otherwise specifically required by the context (capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement hereinafter defined):

     "ADJUSTED CASH FLOW" means, for any period, determined in accordance with GAAP on a Parent Company basis, the sum of (i) Adjusted EBITDA, minus (ii) federal and state income tax expense, minus (iii) Net Interest Expense, minus
(iv) Maintenance Capital Expenditures, minus (v) Restricted Payments, in each case for the four consecutive fiscal quarters preceding the date of determination, minus (vi) Current Maturities determined for the four consecutive fiscal quarters succeeding the date of determination.

     "ADJUSTED EBITDA" means, for any period, determined in accordance with GAAP and computed on a Parent Company basis for La Quinta and its Subsidiaries, the sum of (without duplication) (i) EBITDA, plus (ii) Net Cash Distributions.

     "AFFILIATE" means, as applied to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with, that Person or (ii) any other Person that owns or controls 10% or more of any class of equity securities of that Person or any of its Affiliates. For purposes of this definition, "CONTROL" (including with correlative meanings, the terms "CONTROLLING," "CONTROLLED BY," and UNDER COMMON CONTROL WITH"), as applied to any Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

     "AGREEMENT DATE" means the date of this Agreement.

     "AUTHORIZED OFFICER" means any of the following officers of La Quinta:
President, Senior Vice President-Accounting & Administration, Senior Vice President-Finance, Vice President & General Counsel or Vice President-Treasurer.

     "BANK DEBT" means all obligations, indebtedness and liabilities, direct, contingent or otherwise (including through participations), whether funded or unfunded, of La Quinta to any Bank listed on Exhibit A attached hereto and made a part hereof (or any Assignee a party hereto pursuant to Section 7.13), arising under and otherwise in connection with the loans and/or credit facilities briefly described in EXHIBIT A, as modified to indicate adjustments of percentages (and related amounts) from time to time as provided for in Sections 5.1(A)(2), 5.1(B)(3), 7.10 and 7.13 hereof, and all interest accruing on all or any part thereof and attorneys' fees incurred in the enforcement or the collection of all or any part thereof.

     "CAPITAL EXPENDITURES" means, expenditures for the purchase of tangible assets of long-term use which are capitalized in accordance with GAAP.

     "CAPITAL LEASES" mean all capital leases and subleases, as defined in the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 13, dated November 1976, as amended.

     "CAPITAL STOCK" means, with respect to any Person, any capital stock, partnership or joint venture interests of such Person and shares, interests, participations or other ownership interests (however designated) of any Person and any rights (other than debt securities convertible into corporate stock), warrants or options to purchase any of the foregoing.

     "COMBINED" includes, with respect to financial statements and the calculations of the covenants herein and the definitions related thereto, the combined accounts of La Quinta and its Subsidiaries and Unincorporated Ventures which are included in La Quinta's Annual Report to Shareholders and in La Quinta's Form 10-K filed with the S.E.C. (the "COMBINED FINANCIAL STATEMENTS").

     "CREDIT AGREEMENT" means that certain Credit Agreement, dated as of June 15, 1993, among La Quinta, the Banks and NationsBank of Texas, N.A., as Administrative Lender, as amended, supplemented, modified or restated from time to time.

     "CURRENT MATURITIES" means, with respect to any Person, the principal portion payable by such Person on Long Term Debt during the twelve-month period immediately succeeding the date of determination.

     "DEBT" of any Person means, at any date, without duplication, all obligations, contingent or otherwise, (i) of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services (other than accounts payable or other obligations arising in the ordinary course of business), if and to the extent any of the foregoing described in clauses (i),
(ii) and (iii) would appear as a liability on the balance sheet of such Person,
(iv) of such Person in respect of bankers' acceptances, letters of credit or other similar instruments (or reimbursement obligations with respect thereto),
(v) of such Person under Capital Leases, (vi) all liabilities secured by a Lien on any asset of such Person to the extent of the value of such asset, whether or not such liability is an obligation of such Person, (vii) all liability of others guaranteed by such Person (but only to the extent of such guarantees),
(viii) to the extent not otherwise included, obligations of such Person under currency risk-hedging agreements and Interest Rate Agreements, (ix) the liquidation preference and any mandatory redemption payment obligations (without duplication) of such Person's Subsidiaries in respect of preferred stock issued by any such Subsidiary, (x) in the case of such Person, the liquidation preference and any mandatory redemption payment obligations (without duplication) in respect of Disqualified Capital Stock and (xi) unfunded vested benefits under any Plan to the extent in excess of minimum funding requirements under Applicable Law. "Debt" shall exclude on a Parent Company basis, but shall include on a Combined basis, (i) any obligation of an Unincorporated Venture of such Person and (ii) any obligation of such Person arising solely by virtue of such Person being a general partner or venturer of any Unincorporated Venture.

     "DEFAULT" means any default with respect to any Bank Debt which would permit the acceleration of such Bank Debt, whether or not there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

     "DISQUALIFIED CAPITAL STOCK" means with respect to any Person any series or class of Capital Stock of such Person which is or may be required to be redeemed, in whole or in part, or may be put to such Person or any of its Subsidiaries, in whole or in part, at the option of the holder thereof, on or prior to the final maturity of the Senior Subordinated Notes, or is or may be convertible or exchangeable into or exercisable for such Capital Stock on or prior to the final maturity of the Senior Subordinated Notes; PROVIDED, that Capital Stock will not be deemed to be Disqualified Capital Stock if it may only be so redeemed or put solely in consideration of Qualified Capital Stock.

     "EBIT" means, for any period, determined in accordance with GAAP and computed on both a Parent Company basis and on a Combined basis, with respect to La Quinta, its Subsidiaries and Unincorporated Ventures, as appropriate, the sum of (i) Operating Income, plus (ii) nonrecurring, non-cash charges which decrease Operating Income minus (iii) nonrecurring credits which are included in Operating Income.

     "EBITDA" means, for any period, determined in accordance with GAAP and computed on both a Parent Company basis and on a Combined basis for La Quinta, its Subsidiaries and Unincorporated Ventures, as appropriate, the sum of (i) EBIT plus (ii) depreciation, amortization and non-cash fixed asset retirements.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "EVENT OF DEFAULT" means any default with respect to any Bank Debt which would permit the acceleration of such Bank Debt, provided there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

     "EXISTING INVESTMENTS" means those Investments described on EXHIBIT B hereto.

     "GAAP" means generally accepted accounting principles , set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board, which are applicable in the circumstances as of the date in question and which shall be applied by the independent accounting firm which certifies La Quinta's Combined Financial Statements and Parent Company financial statements, and the requisite that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period, other than as a result of changes required by modifications to GAAP. Unless otherwise indicated herein, all accounting terms will be defined according to GAAP. Notwithstanding the foregoing, all determinations and computations with respect to financial covenants and ratios provided for in this Agreement shall be made in accordance with GAAP as in effect on the date hereof.

     "INTEREST EXPENSE" of any Person means, for any period, the aggregate interest expense in respect of Debt (including amortization of original issue discount and non-cash interest payments or accruals, and dividends on Disqualified Capital Stock, but excluding amortization of Debt issuance costs) of such Person and all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and costs associated with currency and Interest Rate Agreements, all in accordance with GAAP; PROVIDED, that interest expense attributable to that portion of the Debt of another Person that is a direct or indirect, contingent or primary, recourse obligation of such Person subsequent to the Agreement Date shall be added thereto.

     "INTEREST RATE AGREEMENTS" means any obligation of any Person under interest rate exchange, collar, cap, swap or similar agreements providing interest rate protection.

     "INVESTMENT" means, in one or a series of related transactions, any direct or indirect acquisition of all or substantially all assets of any Person, or any direct or indirect purchase or other acquisition of, or beneficial interest in, capital stock or other securities of any other Person, or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution or transfer of property, assets or value to, or investment in, any other Person, including, without limitation the incurrence or sufferance of Debt or the purchase of accounts receivable by any other Person that are not current assets or do not arise in the ordinary course of business.

     "INVESTMENT POLICY" shall mean that certain Amended and Restated La Quinta Inns, Inc. Statement of Investment Policy as of October 1989 in effect on the date of this Agreement as set forth as EXHIBIT H hereto.

     "LAND HELD FOR DEVELOPMENT" means that certain land of La Quinta, its Subsidiaries and Unincorporated Ventures which is held for the future development of inns and related facilities and which is identified on the Parent Company financial statements as "Land Held for Development."

     "LAND HELD FOR SALE" means that certain land of La Quinta, its Subsidiaries and Unincorporated Ventures which is held for sale and which is identified on the Parent Company financial statements as "Land Held for Sale."

     "LIEN" means, with respect to any property, any mortgage, lien, pledge, collateral assignment, hypothecation, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment or other encumbrance of any kind in respect of such property, whether or not choate, vested or perfected.

     "LONG TERM DEBT" means any obligation which is due one year or more from the date of creation thereof which under GAAP is shown as a liability, plus (without duplication) amounts equal to the aggregate net rentals (after making allowances for any interest, taxes or other expenses included therein) payable more than one year from the date of creation thereof under Capital Leases.

     "MAINTENANCE CAPITAL EXPENDITURES" means, computed on both a Parent Company basis and a Combined basis, an amount equal to the product of room revenues (as disclosed in the Parent Company financial statements and the Combined Financial Statements) of La Quinta, its

Subsidiaries and Unincorporated Ventures, as appropriate, multiplied by 5%, calculated for the four consecutive fiscal quarters immediately preceding the date of such determination.

     "MATERIAL ADVERSE EFFECT" shall have the meaning given to such term in the Credit Agreement.

     "MATERIAL AMOUNT" shall have the meaning given to such term in the Credit Agreement.

     "MORTGAGE DEBT" means, with respect to any Person, Debt of such Person which is secured, directly or indirectly, by a Lien on real property of such Person, which Debt is incurred solely for the purpose of financing the acquisition of such real property and incurred at the time of acquisition.

     "NET CASH DISTRIBUTIONS" means, for any period for La Quinta and its Subsidiaries on a Parent Company basis, the lesser of (i) equity of La Quinta in the aggregate earnings and losses of Unincorporated Ventures and (ii) capital distributions from Unincorporated Ventures to La Quinta and its Subsidiaries.

     "NET CASH PROCEEDS" means the aggregate amount of cash received by La Quinta on a Parent Company basis in respect of (i) any sale, lease or other disposition of an asset, less the sum of (a) all fees, commissions and other expenses incurred in connection with such sale, including the amount (estimated in good faith by La Quinta) of income, franchise, sales and other applicable taxes required to be paid by La Quinta in connection with such sale and (b) the aggregate amount of cash so received which is used to retire any existing Debt of La Quinta which is required to be repaid in connection with such sale, and
(ii) any payments received in respect of any notes receivable listed on EXHIBIT B hereto.

     "NET INCOME" means, with respect to any Person for any period, the net income (loss) of such Person for such period, as determined in accordance with GAAP.

     "NET INTEREST EXPENSE" means, with respect to any Person for any period, the sum of (i) Interest Expense of such Persons for such period minus (ii) interest income of such Person for such period.

     "NET WORTH" means (i) on a Combined Basis, an amount equal to the sum of
(a) the Capital Stock and additional paid-in-capital plus retained earnings (or minus accumulated deficit) of La Quinta and its Subsidiaries and (b) Partners' Capital, less amounts attributable to the extent included, (1) to any write-up in book value of assets resulting from a revaluation thereof subsequent to December 31, 1992, (2) to Disqualified Capital Stock, and (3) to treasury stock, all in accordance with GAAP and (ii) on a Parent Company Basis, an amount equal to the Capital Stock and additional paid-in-capital plus retained earnings (or minus accumulated deficit) of La Quinta and its Subsidiaries, less amounts attributable to the extent included, (a) to any write-up in book value of assets resulting from a revaluation thereof subsequent to December 31, 1992, (2) to Disqualified Capital Stock, all in accordance with GAAP and (3) to treasury stock.

     "OFFICER'S CERTIFICATE" means a certificate signed in the name of La Quinta by an Authorized Officer.

     "OPERATING INCOME" means, with respect to any Person for any period, the operating income (loss) of such Person, as determined in accordance with GAAP.

     "OPERATING LEASE" means any operating lease, as defined in the Financial Accounting Standard Board Statement of Financial Accounting Standards No. 13, dated November, 1976 or otherwise in accordance with GAAP.

     "PARENT COMPANY" includes, with respect to financial statements and the calculations of the covenants herein and the definitions related thereto, the uncombined, consolidated financial statements of La Quinta and its Subsidiaries, including equity method investments, as defined by GAAP, in Unincorporated Ventures, and designated "La Quinta Inns, Inc. (Parent Company and Wholly-Owned Subsidiaries)" on La Quinta's audit report.

     "PARTNERS' CAPITAL" means the equity in the net assets of Unincorporated Ventures of all the partners or venturers (other than La Quinta or a Subsidiary) of such Unincorporated Ventures, or minority interest holders, as determined in accordance with GAAP.

     "PERMITTED COLLATERAL LIENS" shall mean only those Liens described in clauses (i), (ii), (iii), (iv), (v), (ix), (x), (xi) and (xii) of the definition of "Permitted Liens".

     "PERMITTED INVESTMENT" means Investments in (i) wholly-owned Subsidiaries
(a) that are subject to the provisions of this Agreement, (b) that concurrently therewith unconditionally guarantee the performance of La Quinta's obligations under the Bank Debt and (c) that concurrently deliver to the Banks (1) an opinion acceptable to the Banks with respect to the validity and enforceability of such guarantee and (2) such other documents, such as corporate resolutions, certificates of incumbency, by-laws and articles of incorporation, as the Banks shall reasonably require, (ii) Investments in any Person other than a wholly-owned Subsidiary in any one or a series of related transactions with a fair market value not in excess of $15,000,000, (iii) Investments for the purpose of satisfying La Quinta's or any Subsidiary's guarantee obligations with respect to the Debt of any Person in which La Quinta or any Subsidiary owned any interest and which obligation was in existence as of the Agreement Date, provided, that any such Investment pursuant to this clause (iii) shall be deducted from the amount described in clause (ii) of Section 4.3 hereof; (iv) Investments in Subsidiaries and Unincorporated Ventures made in the ordinary course of business, consistent with past practices for the purpose of providing for the day to day operating requirements of such Subsidiary or Unincorporated Venture, PROVIDED, that such Investments shall (a) not be used for acquisition or conversion of any inns and (b) be evidenced by a note or other evidence of indebtedness and (c) not at any time exceed $10,000,000 in aggregate principal amount, (v) Investments permitted by Sections II.B., II.C. (provided that, notwithstanding Section II.C.3. of the Investment Policy, Banks shall be required to have at least $150,000,000 in capital and surplus), II.E. and II.H. of the Investment Policy, (vi) loans or advances to employees as compensation for services in the ordinary course of business not in excess of $2,000,000 aggregate principal amount, (vii) Investments in the ordinary course of business, consistent with past practice, in La Quinta Inns' National Advertising Fund, (viii) Investments in notes payable by La Quinta Development Partners, L.P., a limited partnership between La Quinta and AEW Partners, L.P., to the order of La Quinta in an aggregate principal amount not in excess of $8,000,000 for the purpose of refinancing three inns which are financed, as of the Agreement Date, by CIGNA Investments, Inc., provided that La Quinta shall obtain and continue to hold a perfected first Lien on (subject to Permitted Liens) such three inns, (ix) Existing Investments, (x) Investments in Capital Stock of Subsidiaries and Unincorporated Ventures listed on EXHIBIT C hereto for the purpose of acquiring no less than 100% of the capital stock or partnership interests, as appropriate, of such Subsidiaries and Unincorporated Ventures, (xi) Investments in notes payable to La Quinta as a result of the sale of inns in an aggregate principal amount not in excess of $10,000,000, provided that La Quinta shall obtain and continue to hold a perfected first Lien (subject to Permitted Liens) in such inns, and (xii) Investments in any Person if at the time of such Investment La Quinta (a) designates such Investment as being pursuant to this clause (xii) and
(b) could make a Restricted Payment pursuant to Section 4.3 hereof and the Investment is not in excess of the amount La Quinta could then pay as a Restricted Payment. For purposes of the calculation of the amount of any Investments permitted hereunder, Investments will be calculated at all times at the amount of the original Investment with no reduction for write-offs or write-downs. No Investment which is a Permitted Investment other than pursuant to clause (ii) of the definition of "Permitted Investments" shall reduce the amount of Investments permitted pursuant to such clause (ii).

     "PERMITTED LIENS" shall mean, as applied to any Person:

     (i) any Lien in favor of any Bank or a trustee on its behalf to secure the Bank Debt;

     (ii) (a) Liens on real estate for real estate taxes not yet delinquent, (b) Liens created by lease agreements to secure the payments of rental amounts and other sums not yet due thereunder, (c) Liens on leasehold interests created by the lessor in favor of any mortgagee of the leased premises, and (d) Liens for taxes, assessments, governmental charges, levies or claims that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on such Person's books, but only so long as no foreclosure, restraint, sale or similar proceedings have been commenced with respect thereto;

     (iii) Liens of carriers, warehousemen, mechanics, laborers and materialmen and other similar Liens incurred in the ordinary course of business for sums not yet due or being contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

     (iv) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or similar legislation;

     (v) Easements, rights-of-way, restrictions and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of such Person;

     (vi) Liens created to secure the purchase price of fixed assets acquired by such Person, which is incurred solely for the purpose of financing the acquisition of such assets and incurred at the time of acquisition, so long as each such Lien shall at all times be confined solely to the asset or assets so acquired (and proceeds thereof), and refinancings thereof so long as any such Lien remains solely on the asset or assets acquired and the amount of Debt related thereto is not increased;

     (vii) Liens in respect of judgments or awards for which appeals or proceedings for review are being prosecuted and in respect of which a stay of execution upon any such appeal or proceeding for review shall have been secured, provided that (a) such Person shall have established adequate reserves for such judgments or awards, (b) such judgments or awards shall be fully insured and the insurer shall not have denied coverage, or (c) such judgments or awards shall have been bonded to the satisfaction of the Banks;

     (viii) Any Liens existing on the Agreement Date which are described on EXHIBIT D hereto, and Liens resulting from the refinancing of the related Debt, provided that the Debt secured thereby shall not be increased and the Liens shall not cover additional assets of the Borrower;

     (ix) any obligations or duties, affecting any property, to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of any material property for the purposes for which such property is held by such Person;

     (x) zoning laws or ordinances and municipal regulations which do not materially impair the use of any material property for the purposes for which such property is held by such Person;

     (xi) Liens, minor irregularities in or deficiencies of title on any property which do not materially impair the use of any material property for the purposes for which such property is held by such Person; and

     (xii)     Liens otherwise permitted or contemplated by the Loan Papers.

     "PERSON" means and includes an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, and a government or any department, tribunal, agency or political subdivision thereof.

     "PBGC" means the Pension Benefit Guaranty Corporation, and any successor to all or any of the Pension Benefit Guaranty Corporation's functions under ERISA.

     "PLAN" means any plan subject to Title IV of ERISA and maintained by La Quinta or any Subsidiary, or any such plan to which La Quinta or any Subsidiary or any Unincorporated Venture is required to contribute on behalf of all or any of its employees; PROVIDED, HOWEVER, "Plan" shall not include those agreements with former employees described on Schedule 7 of the Credit Agreement, the obligations pursuant to which do not exceed $450,000 in aggregate amount.

     "PURCHASE MONEY DEBT" means, with respect to any Person, Debt of such Person which is secured, directly or indirectly, by a Lien on fixed assets of such Person, which Debt is secured solely for the purpose of financing the acquisition of such fixed assets and incurred at the time of acquisition.

     "QUALIFIED CAPITAL STOCK" means any Capital Stock of La Quinta that is not Disqualified Capital Stock.

     "REPORTABLE EVENT" shall have the meaning specified in Title IV of ERISA.

     "RESTRICTED PAYMENT" means, with respect to La Quinta, (i) any dividend or other distribution on shares of Capital Stock of La Quinta, (ii) any payment (including, without limitation, the setting aside of assets or the deposit of funds therefor) on account of the purchase, redemption or other acquisition or retirement for value of (y) any shares of Capital Stock of La Quinta or (z) any option, warrant or other right to acquire shares of such Capital Stock,
(iii) any payment or prepayment of principal, premium or penalty on any Subordinated Debt or any defeasance, redemption, repurchase or other acquisition or retirement for value, in whole or in part, of any Subordinated Debt of La Quinta (including, without limitation, the setting aside of assets or the deposit of funds therefor), (iv) any prepayment of interest on any Subordinated Debt, and (v) a Permitted Investment pursuant to clause (xii) of the definition of "Permitted Investments"; provided, however, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on shares of Capital Stock of La Quinta solely in shares of Qualified Capital Stock, or (ii) any defeasance, redemption, repurchase or other acquisition or retirement for value, in whole or in part, of any Subordinated Debt of La Quinta payable solely in shares of Qualified Capital Stock or Subordinated Debt of La Quinta.

     "S.E.C." means the United States Securities and Exchange Commission.

     "SENIOR DEBT" means Total Debt of La Quinta, its Subsidiaries and Unincorporated Ventures, as appropriate, other than (i) Subordinated Debt and
(ii) the aggregate face amount of Bond Letters of Credit outstanding.

     "SENIOR DEBT TO CAPITALIZATION RATIO" means, at any time, determined in accordance with GAAP and computed on both on a Parent Company basis and a Combined basis with respect to La Quinta, its Subsidiaries and Unincorporated Ventures, as appropriate, the ratio of (i) Senior Debt to (ii) the sum of (a) Senior Debt, plus (b) Subordinated Debt, plus (c) Net Worth.

     "SENIOR SECURED DEBT" means, at any time, determined in accordance with GAAP and computed on both a Parent Company basis and a Combined basis, Senior Debt of La Quinta, its Subsidiaries and Unincorporated Ventures (other than the aggregate outstanding principal amounts of the Term Loan Notes and the Revolving Credit Notes), as appropriate, which is secured, directly or indirectly, by a Lien.

     "SENIOR SUBORDINATED NOTE" shall have the meaning given to such term in the Credit Agreement.

     "SIGNIFICANT INVESTMENTS" means those investments of La Quinta in the joint ventures or partnerships set forth on EXHIBIT G hereto.

     "SUBORDINATED DEBT" means any debt, obligation or liability (whether primary, contingent or otherwise) of La Quinta, a Subsidiary or an Unincorporated Venture which by its terms is subordinate in right of payment to the Bank Debt, provided that the Banks approve the terms thereof prior to or at the time of the issuance thereof.

     "SUBSIDIARY" with respect to any Person, means a corporation at least a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.

     "SUBSIDIARY GUARANTY" shall have the meaning given to such term in the Credit Agreement.

     "TOTAL DEBT" means, with respect to any Person, determined on a Parent Company or Combined basis, as appropriate, the sum, without duplication, of
(a) all Debt of such Person minus (b) all Debt of such Person of the type described in (1) clauses (vi) and (vii) of the definition of "Debt" herein which are set forth in EXHIBIT E hereto and (2) clauses (viii) and (ix) of the definition of "Debt" herein, but excluding the aggregate face amount of all outstanding Letters of Credit and Bond Letters of Credit (as each term is defined in the Credit Agreement).

     "TRIBUNAL" means any state, commonwealth, federal, foreign territorial, or other court or governmental department, commission, board, bureau, agency or instrumentality.

     "UNINCORPORATED VENTURE" means any Person (other than a corporation) in which La Quinta or a Subsidiary (i) has, directly or indirectly, an ownership interest of at least 40% but less than 100% and (ii) exercises legal, financial and operational control, and which is combined in La Quinta's Combined Financial Statements.

     "WEIGHTED AVERAGE LIFE OF MATURITY" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing
(i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such debt instrument multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

          SECTION 4.  BUSINESS COVENANTS OF LA QUINTA.

     4.1 MAINTENANCE OF PROPERTY, INSURANCE, ACCOUNTING PRACTICES, CORPORATE EXISTENCE. La Quinta covenants and agrees to, and will cause each Subsidiary and Unincorporated Venture to:

     (A) Maintain its material property in good condition and make all necessary renewals, replacements, additions, betterments and improvements thereto, consistent with sound business practice and as is customary in the case of corporations or other entities of established reputation engaged in the same or a similar business and similarly situated;

     (B) Maintain, with financially sound and reputable insurers, or through its own program of self-insurance, insurance with respect to its material properties and business against such casualties and contingencies, of such types, and in such amounts as is customary in the case of corporations or other entities of established reputation engaged in the same or a similar business and similarly situated;

     (C) Keep books of record and accounts in which entries will be made of all of its business transactions, and will reflect in it financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP;

     (D) Do or cause to be done all things necessary to preserve and keep in full force and effect its material rights;

     (E) Do or cause to be done all things necessary to preserve and keep in full force and effect its existence (except as may be specifically permitted by this Agreement); and

     (F) Cause to be paid and discharged all lawful taxes assessments and governmental charges imposed from the income or profits of La Quinta, its Subsidiaries and Unincorporated Ventures or upon any property belonging to La Quinta, any Subsidiary or any Unincorporated Venture and (ii) all lawful claims, whether for labor, materials, supplies, services or anything else, which have become due and payable and which by law have or may become a Lien upon the property of La Quinta or any of its Subsidiaries; or Unincorporated Ventures; PROVIDED, HOWEVER, that La Quinta, its Subsidiaries and Unincorporated Ventures shall not be required to cause to be paid or discharged any such tax assessment, charge or claim so long as the amount, applicability or validity thereof shall be contested in good faith by appropriate proceedings, and adequate book reserves shall have been established to the extent required by GAAP with respect thereto.

     4.2 INSPECTION OF PROPERTIES AND BOOKS. La Quinta covenants and agrees that it will permit, and will cause each Subsidiary and Unincorporated Venture to permit, any Bank, upon

(i) reasonable request, if such request is prior to the occurrence of a Default or an Event of Default or (ii) request, if such request is after the occurrence of a Default or an Event of Default, to any Authorized Officer, to visit and inspect any of the properties of, to examine the books of account and records of La Quinta, any Subsidiary or Unincorporated Venture and to take extracts therefrom and to discuss the affairs, finances or accounts of La Quinta, any Subsidiary or Unincorporated Venture, and to be advised as to the same by the officers of La Quinta, at all such times during normal business hours, in such detail and through such agents and representatives as such Bank may reasonably desire.

     4.3 RESTRICTED PAYMENTS. La Quinta covenants and agrees that it will not, directly or indirectly, make any Restricted Payment, if, after giving effect thereto on a pro forma basis, (i) a breach of any covenant hereunder (or event or condition that, after notice or lapse of time or both, would result in a breach of any covenant hereunder) would occur and be continuing, or (ii) the aggregate amount of all Restricted Payments made by La Quinta, including such proposed Restricted Payment (if not made in cash, then the fair market value of any property used therefor, as determined in good faith by the Board of Directors), from and after the Agreement Date, shall exceed the greater of (a) $15,000,000 or (b) an amount equal to the sum of (1) 50% of Net Income of La Quinta and its Subsidiaries on a Combined Basis accrued from January 1, 1994 to and including the last day of the first fiscal quarter ended immediately prior to the date of each calculation (or, in the event Net Income is deficit, then minus 100% of such deficit), minus 100% of the amount of any write-downs, write-offs, other negative evaluations and other negative extraordinary charges not otherwise reflected in Net Income during such period, minus (2) the aggregate amount of Permitted Investments made pursuant to clause (xii) of the definition of Permitted Investments, plus (3) the aggregate Net Cash Proceeds received by La Quinta during each fiscal year from the issuance or sale during such same fiscal year (other than to a Subsidiary or an Unincorporated Venture) of its Qualified Capital Stock from and after the Agreement Date, less the aggregate amount of such Net Cash Proceeds designated for additional Capital Expenditures pursuant to Section 4.13 hereof.

     4.4 MERGER AND SALE OF ASSETS. (A) La Quinta covenants and agrees that it will not, and will cause each Subsidiary and Unincorporated Venture to not, directly or indirectly sell, transfer or otherwise dispose of any of its assets (whether now owned or hereafter acquired, and including any interest in a joint venture or partnership) except (i) sales of inventory or equipment in the ordinary course of business, (ii) sales or disposition of assets (including the sale or disposition of any ownership interest in a joint venture or partnership but excluding the sale of inns otherwise permitted to be sold or disposed of pursuant to clause (iii) immediately succeeding), during any fiscal year in an aggregate amount for La Quinta, its Subsidiaries and Unincorporated Ventures combined not to exceed $10,000,000 (determined at the greater of book or fair market value), (iii) for La Quinta, its Subsidiaries and Unincorporated Ventures combined, sales of no more than six (6) inns during each fiscal year,
(iv) sales or dispositions by La Quinta, its Subsidiaries or Unincorporated Ventures of assets (including interests in partnerships and joint ventures) pursuant to buy-sell rights contained in written agreements in existence on the date of this Agreement in respect of any Significant Investments, and
(v) Existing Investments; and

     (B) La Quinta covenants and agrees that it will not, and will cause each Subsidiary and Unincorporated Venture to not, merge into or consolidate with any other Person; provided, however, if after giving effect to any such merger or consolidation, (i) the business of La Quinta or any Subsidiary or Unincorporated Venture, as appropriate, will not be materially changed and (ii) La Quinta or any Subsidiary or Unincorporated Venture, as appropriate, will not be in default in respect of any of the covenants contained in any material agreement, including, without limitation, this Agreement, to which La Quinta or any Subsidiary or Unincorporated Venture is a party or by which its property may be bound,

     (1) Any corporation, partnership or joint venture may merge or consolidate with La Quinta, provided that La Quinta shall be the continuing and surviving corporation,

     (2) Any Subsidiary may merge with or consolidate with any corporation, partnership or joint venture, provided that, unless such merger or consolidation shall be with La Quinta, such Subsidiary shall be the continuing and surviving corporation, and

     (3) Any Unincorporated Venture may merge with or consolidate with any corporation, partnership or joint venture, provided that, unless such merger or consolidation shall be with La Quinta or a Subsidiary, such Unincorporated Venture shall be the continuing and surviving person.

     4.5 SENIOR DEBT TO CAPITALIZATION RATIO. La Quinta covenants and agrees that the Senior Debt to Capitalization Ratio, on both a Parent Company basis and a Combined basis, shall not be greater than (i) 0.55 to 1 at the end of any fiscal quarter during the period from and including March 31, 1994 through and including September 30, 1995 and (ii) .50 to 1 at the end of any fiscal quarter thereafter.

     4.6 CONTINGENT LIABILITIES. La Quinta covenants and agrees that it will not, and will cause each Subsidiary and Unincorporated Venture to not, guarantee, endorse, contingently agree to purchase, or otherwise become liable, directly or indirectly, upon the obligation of or in connection with the earnings, the assets, the stock, or the dividends of any other Person (other than La Quinta or any Subsidiary), including obligations of La Quinta, each Subsidiary and Unincorporated Venture arising solely by virtue of any of them being a general partner or venturer of any Unincorporated Venture, except (i) the obligations in respect of the written agreements described in Section 4.4(iv) hereof, (ii) the guarantees and other contingent obligations set forth on EXHIBIT E hereto, (iii) endorsements in the ordinary course of business of negotiable instruments for deposit or collection, (iv) guarantees of loans to any employee; PROVIDED, THAT any such guaranty of an employee loan shall not exceed the amount of $100,000 per employee, and the amount of such guaranties of employee loans, together with the amount of Investments permitted pursuant to clause (vi) of the definition of "Permitted Investments," shall not exceed, in the aggregate, more than $2,000,000, and (v) guarantees and contingent obligations incurred after the date of this Agreement not to exceed $1,000,000 in aggregate principal amount.

     4.7 INCURRENCE AND RETENTION OF DEBT. La Quinta covenants and agrees that it will not, and will cause each Subsidiary and Unincorporated Venture to not, incur, create, assume, or suffer to exist any Debt (other than Debt existing on the Agreement Date) unless, immediately prior to, and after the incurrence of, such Debt, La Quinta, its Subsidiaries and Unincorporated Ventures are and will be in compliance with all covenants hereunder.

     4.8 INVESTMENTS. La Quinta will not, and will cause each Subsidiary and Unincorporated Venture to not, make or permit to remain any Investment other than a Permitted Investment.

     4.9 NOTICE OF LITIGATION. La Quinta covenants and agrees that it will, and will cause each Subsidiary and Unincorporated Venture to, promptly give notice in writing to its Banks (i) of any litigation to which La Quinta, any Subsidiary or Unincorporated Venture becomes a party, if (A) the amount in controversy exceeds $500,000 and (B) La Quinta's insurance carrier does not acknowledge coverage with respect to such litigation, and (ii) of all proceedings before any governmental or regulatory agencies (A) affecting or potentially affecting the business or property of La Quinta, any Subsidiary or Unincorporated Venture in an amount in excess of $500,000 or (B) materially affecting the ability of La Quinta, any Subsidiary or Unincorporated Venture to perform their respective covenants and obligations hereunder or under any Bank Debt.

     4.10 TOTAL DEBT RATIO. La Quinta covenants and agrees that it will not allow, on a Parent Company basis, the ratio of (i) Total Debt to Adjusted EBITDA minus Maintenance Capital Expenditures, in each case for the four consecutive fiscal quarters immediately preceding the date of determination, to be greater than (a) 5.25 to 1 at the end of any fiscal quarter through and including September 30, 1994, (b) 5.00 to 1 at the end of any fiscal quarter during the period from and including December 31, 1994 through and including September 30, 1995 and (c) 4.50 to 1 at the end of any fiscal quarter thereafter. La Quinta covenants and agrees that it will not allow, on a Combined basis, the ratio of
(i) Total Debt to (ii) EBITDA minus Maintenance Capital Expenditures, in each case for the four consecutive fiscal quarters immediately preceding the date of determination, to be greater than (a) 4.75 to 1 at the end of any fiscal quarter through and including December 31, 1994 and (b) 4.50 to 1 at the end of any fiscal quarter thereafter. For purposes of this Section 4.10, with respect to assets not owned at all times during the four consecutive quarters immediately preceding the date of determination of EBITDA, there shall be (i) included in EBITDA (without duplication) the EBITDA of any assets acquired during any such four consecutive fiscal quarters immediately preceding the date of determination and (ii) excluded from EBITDA the EBITDA of any asset disposed of during any such four consecutive fiscal quarters immediately preceding the date of determination.

     4.11 CASH FLOW RATIO. La Quinta covenants and agrees that it will not allow, on both a Parent Company basis and a Combined basis, the ratio of
(i) (a) Adjusted EBITDA (on a Parent Company basis) or EBITDA (on a Combined basis), plus (b) lease expense pursuant to Operating Leases, minus
(c) Maintenance Capital Expenditures to (ii) (a) Net Interest, plus (b) lease expense pursuant to Operating Leases, plus (c) Current Maturities (provided that there shall be excluded from the determination of Current Maturities for the purpose of this Section 4.11 and only for the fiscal quarters up to but not including the fiscal quarter ending June 30, 1994 or any fiscal quarter thereafter $65,878,000 of the Debt owed by La Quinta Motor Inns Limited Partnership to AEtna Life Insurance Company), in each case other than Current Maturities (which, with respect to Current Maturities, shall be for the four consecutive fiscal quarters immediately succeeding the date of determination) for the four consecutive fiscal quarters immediately preceding the date of determination, to be less than (y) 1.35 to 1 at the end of any fiscal quarter prior to and including September 30, 1995 and (z) 1.50 to 1 at the end of any fiscal quarter thereafter.

     4.12 FIXED CHARGE COVERAGE RATIO. La Quinta covenants and agrees that it will not allow, on both a Parent Company basis and a Combined basis, the ratio of EBIT to Net Interest Expense, in each case for the four consecutive fiscal quarters immediately preceding the date of determination, to be less than
(i) 1.90 to 1 at the end of any fiscal quarter through and including
December 31, 1994, (ii) 2.25 to 1 at the end of any fiscal quarter during the period from and including March 31, 1995 through and including December 31, 1995 and (iii) 2.50 to 1 at the end of any fiscal quarter thereafter.

     4.13 CAPITAL EXPENDITURES. La Quinta covenants and agrees that it will not make, and will not permit any of its Subsidiaries or Unincorporated Ventures (excluding La Quinta Development Partners, L.P.), directly or indirectly, any Capital Expenditures in an aggregate amount in excess of (i) for 1993, the sum of (a) an amount equal to the product of inn revenues (as disclosed in the Combined financial statements, but excluding revenues from La Quinta Development Partners, L.P.) for 1992 multiplied by 5%, plus (b) $45,000,00 plus (c) Mortgage Debt created in 1993, plus (d) Purchase Money Debt created in 1993, plus
(e) Subordinated Debt created in 1993, other than the Senior Subordinated Notes, plus (f) Net Cash Proceeds received during 1993 from the disposition of assets and the collection of notes receivable in existence on the Agreement Date, plus
(g) Net Cash Proceeds received during 1993 from the sale of Qualified Capital Stock (provided that such proceeds are designated in writing to the Banks within 30 days from the date of any sale of such Qualified Capital Stock as an addition to the Capital Expenditure limitation set forth in this Section 4.13), (ii) for 1994, the sum of (a) an amount equal to the product of inn revenues (as disclosed in the Combined financial statements, but excluding revenues from La Quinta Development Partners, L.P.) for 1993 multiplied by 5% plus
(b) $45,000,000 minus the amount that the aggregate amount of Capital Expenditures made in 1993 exceeded the aggregate amount of Capital Expenditures permitted to be made or accrued in 1993 pursuant to subclauses (a), (c), (d),
(e), (f) and (g) of clause (i) above, plus (c) Mortgage Debt created in 1994, plus (d) Purchase Money Debt created in 1994, plus (e) Subordinated Debt created in 1994, plus (f) Net Cash Proceeds received during 1994 from the disposition of assets and the collection of notes receivable in existence on the Agreement Date, plus (g) Net Cash Proceeds received during 1994 from the sale of Qualified Capital Stock (provided that such proceeds are designated in writing to the Banks within 30 days from the date of any sale of such Qualified Capital Stock as an addition to the Capital Expenditure limitation set forth in this Section 4.13), plus (h) the unused portion of the Revolving Credit Commitment (as defined in the Credit Agreement) as of December 31, 1993, and (iii) for each fiscal year thereafter, the sum of (a) an amount equal to the product of inn revenues (as disclosed in the Combined financial statements, but excluding revenues from La Quinta Development Partners, L.P.) for the immediately preceding fiscal year multiplied by 5%, plus (b) 85% of Adjusted Cash Flow for the immediately preceding fiscal year, plus (c) Mortgage Debt created in such year, plus (d) Purchase Money Debt created in such year, plus (e) Subordinated Debt created in such year, plus (f) Net Cash Proceeds received during such year, plus (g) Net Cash Proceeds received during such year from the sale of Qualified Capital Stock (provided that such proceeds are designated in writing by La Quinta to the Banks within 30 days from the date of any sale of such Qualified Capital Stock as an addition to Capital Expenditure limitation set forth in this Section 4.13), plus
(h) the unused portion of the Revolving Credit Commitment (as defined in the Credit Agreement) as of the prior fiscal year-end; provided, however, there shall not be included as Capital Expenditures for purposes of this Section 4.13 any assets of La Quinta Motor Inns Limited Partnership or of any Subsidiaries or Unincorporated Ventures listed on EXHIBIT C hereto and acquired as permitted pursuant to clause (x) of the definition of Permitted Investments.

     4.14 OPERATING LEASES. La Quinta covenants and agrees that it will not, make or accrue, and will not permit any of its Subsidiaries or Unincorporated Ventures to make or accrue, directly or indirectly, payments with respect to Operating Leases in the aggregate in any one fiscal year in excess of $8,000,000.

     4.15 LAND HELD FOR DEVELOPMENT AND LAND HELD FOR SALE. La Quinta covenants and agrees that it will not allow Land Held for Development and Land Held for Sale to exceed $10,000,000 in the aggregate at any time, calculated at all times
(i) with respect to Land Held for Development and Land Held for Sale as of the date hereof, at current book value as of the date hereof with no reduction for write-downs, write-offs or losses in disposition after the date hereof, and
(ii) with respect to Land Held for Development and Land Held for Sale which is acquired after the date hereof, at original cost with no reduction for write-downs, write-offs or losses in disposition.

     4.16 LIENS. La Quinta covenants and agrees that it will not create, assume or suffer to exist, or permit any Subsidiary or Unincorporated Venture to create, assume or suffer to exist, any Lien on any asset now owned or hereafter acquired by it except (i) Permitted Liens and (ii) other Liens, provided that after giving effect to any such other Lien the ratio of (a) Senior Secured Debt to (b) the sum of (1) Senior Debt, plus (2) Subordinated Debt, plus (3) Net Worth does not exceed .50 to 1, incurred to secure Debt which has a Weighted Average Life to Maturity of at least five years and which is in an amount at least equal to 50% of the value of the property (such value to be determined by the Banks using a common method of valuation for such property) subject to such Lien.

     4.17 ACCOUNTING CHANGES. La Quinta covenants and agrees that it will not, and will not permit an of its Subsidiaries or Unincorporated Ventures to, make any change in its accounting treatment or financial reporting practices, except as permitted or required by GAAP in effect from time to time. La Quinta will not change its fiscal year or the calculation of its fiscal quarter ends.

     4.18 AMENDMENT AND MODIFICATION OF SUBORDINATED DEBT DOCUMENTS. La Quinta covenants and agrees that it will not, and it will not permit any Subsidiary or Unincorporated Venture to, directly or indirectly, amend, modify, supplement, waive compliance with, or assent to noncompliance with, any term, provision or condition of any of the documents governing or evidencing the Subordinated Debt, which (i) the Banks deem material (including, without limitation, relating to events of default, acceleration rights, interest rates, tenor, maturity date, subordination, covenants, prohibition against amending any documents related to the Bank Debt and definitions with respect thereto (including, without limitation, the definition of "Senior Debt")) or (ii) places any further restrictions on La Quinta, its Subsidiaries or Unincorporated Ventures or increases the obligations of La Quinta, its Subsidiaries or Unincorporated Ventures thereunder or confers on the holders thereof any additional rights.

     4.19 LEASE-BACKS. La Quinta covenants and agrees that it will not, and will not permit any Subsidiary or Unincorporated Venture to, enter into any arrangements, directly or indirectly, with any Person, whereby La Quinta, any Subsidiary or Unincorporated Venture shall sell or transfer any property, whether now owned or hereafter acquired, used or useful in its business, in connection with the rental or lease of the property so sold or transferred.

     4.20 ENVIRONMENTAL MATTERS. (a) La Quinta covenants and agrees that it will not, and will not permit any of its Subsidiaries or Unincorporated Ventures to, use, generate, manufacture, produce, store, release, discharge or dispose of on, under or about any real property owned or leased by La Quinta or any of its Subsidiaries or Unincorporated Ventures (such owned or leased real property, the "PROPERTY"), or transport to or from the Property, any Hazardous Substance (as defined below), or (to the extent within La Quinta's or such Subsidiary's or Unincorporated Venture's control) permit any other Person to do so, where such could reasonably be expected to have a Material Adverse Effect.

     (b) La Quinta shall keep and maintain and shall cause each Subsidiary and Unincorporated Venture to keep and maintain, the Property in compliance with any Environmental Law (as defined below) where the failure to do so could reasonably be expected to have a Material Adverse Effect.

     (c) In the event that any investigation, site monitoring, containment, cleanup, removal, restoration or other remedial work of any kind or nature (the "REMEDIAL WORK") with respect to the Property is required to be performed by La Quinta or any of its Subsidiaries or Unincorporated Ventures under any applicable local, state or federal law or regulation, any judicial order, or by any governmental entity because of, or in connection with, the current or future presence, suspected presence, release or suspected release of a Hazardous Substance in or into the air, soil, groundwater or surface water at, on, under or within the Property (or any portion thereof), La Quinta or such Subsidiary or Unincorporated Venture shall within thirty (30) days after written demand for performance thereof by the Banks (or such shorter period of time as may be required under any applicable law, regulation, order or agreement), commence and thereafter diligently prosecute to completion, all such Remedial Work.

     (d) La Quinta will defend, indemnify and hold harmless the Banks, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Law applicable to the operations of La Quinta or any Subsidiary or Unincorporated Venture or the Property, or any orders, requirements or demands of Tribunal related thereto, including, without limitation, attorneys' and consultants' fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.

     (e) As used herein, (i) "ENVIRONMENTAL LAW" means any federal, state or local law, statute, ordinance, or regulation now or hereafter in effect pertaining to health, industrial hygiene, or the environmental conditions on, under or about the Property, and (ii) the term "HAZARDOUS SUBSTANCE" means those substances included within the definitions of "HAZARDOUS SUBSTANCES", "HAZARDOUS MATERIALS", "TOXIC SUBSTANCES", or "SOLID WASTE" under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section Section 9601 ET SEQ., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section Section 6901 ET SEQ. and the Hazardous Materials Transportation Act, 49 U.S.C. Section Section 1801 ET SEQ., and in the regulations promulgated pursuant to said laws, and such other substances, materials and wastes which are or become regulated under applicable local, state or federal law, or which are classified as hazardous or toxic under federal, state, or local laws or regulations.

     4.21 ERISA COMPLIANCE. La Quinta covenants and agrees that it shall, and shall cause each Subsidiary and Unincorporated Venture to (i) at all times, make prompt payment of all contributions required under all Plans and required to meet the minimum funding standard set forth in ERISA with respect to its Plans,
(ii) after the discovery by an Authorized Officer, notify Banks immediately of any fact, including, but not limited to, any Reportable Event arising in connection with any of its Plans, which might constitute grounds for termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan, together with a statement, if requested by any Bank, as to the reason therefor and the action, if any, proposed to be taken with respect thereto, and (iii) not permit any Plan to be subject to any involuntary termination proceedings.

     4.22 BUSINESS. La Quinta covenants and agrees that it will not, and will not permit any Subsidiary or Unincorporated Venture to, engage in, directly or through other Persons, any business other than the businesses now carried on and other businesses directly related thereto.

     4.23 Debt. La Quinta covenants and agrees that it will not, and will cause each Subsidiary and Unincorporated Venture to not, (i) default, beyond any notice, grace or cure period, in any payment equal to or exceeding the aggregate amount of $1,000,000 of principal of or interest on any Debt with respect to which recourse may be made against La Quinta or any Subsidiary or Unincorporated Venture beyond any period of grace provided with respect thereto, or (ii) default, beyond any notice, grace or cure period, in the performance of any other agreement, term, covenant or condition contained in any agreement or instrument under or by which any such Debt, the unpaid principal amount of which then equals or exceeds $1,000,000 is created, evidenced or secured if the effect of such default is to cause such Debt to become due before its stated maturity.

     4.24 BANK DEBT. La Quinta covenants and agrees that it will not, and will cause each Subsidiary to not, (i) default in any payment of principal of or interest on any Bank Debt beyond any grace period with respect thereto, or (ii) default, beyond any notice, grace or cure period, in the performance of any other covenant or agreement contained in any Bank Debt or made by La Quinta under or in connection with any Bank Debt, if the effect of such default is to cause such Bank Debt to become due before its stated maturity.

     4.25 TRANSACTIONS WITH AFFILIATES. La Quinta covenants and agrees that it will not, and will not permit any Subsidiary or Unincorporated Venture to, directly or indirectly, enter into any transaction (including, but not limited to, the sale or exchange of property or the rendering of service) with any of its Affiliates, other than in the ordinary course of business and upon fair and reasonable terms no less favorable than La Quinta or any Subsidiary or Unincorporated Venture could obtain or could become entitled to in an arm's-length transaction with a Person which was not an Affiliate.

          SECTION 5.  INFORMATION AS TO LA QUINTA.

     5.1 FINANCIAL STATEMENTS AND OTHER REPORTS BY LA QUINTA. La Quinta will deliver to each Bank which has Bank Debt:

     (A) As soon as practicable after the end of each of the first three quarterly fiscal periods in each fiscal year of La Quinta, and in any event within 45 days thereafter with respect to Combined financial statements and within 60 days thereafter with respect to Parent Company financial statements, duplicate copies of

          (1) Combined and Parent Company balance sheets, statements of earnings, shareholders' equity and cash flows for the portion of the fiscal year ending with such quarter; all in reasonable detail and accompanied by an Officer's Certificate certifying that the aforementioned financial statements present fairly the financial position of La Quinta (Combined and Parent Company) at the end of such quarter and the results of operations and the changes in financial position for the portion of the fiscal year ending with such quarter, determined in accordance with GAAP;

          (2) An Officer's Certificate certifying to the amount of Bank Debt outstanding at the end of the fiscal quarter identified on an EXHIBIT A attached thereto, which for the purpose of this Agreement shall become EXHIBIT A hereto; and

          (3) An Officer's Certificate (with calculations and a new EXHIBIT E attached thereto) certifying (i) as to any increases or reductions in interest in the Significant Investments, and (ii) compliance with Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.10, 4.11,
               4.12, 4.13, 4.14, 4.15 and 4.16.

     (B) As soon as practicable after the end of each fiscal year of La Quinta, and in any event within 120 days thereafter, duplicate copies of:

          (1) Combined and Parent Company balance sheets, statements of earnings, shareholders' equity and cash flows of La Quinta for such year; all in reasonable detail, prepared on a basis consistent with the financial statements delivered to all Banks in prior periods and accompanied by an unqualified opinion and report of KPMG Peat Marwick, or other independent certified accountants of recognized standing selected by La Quinta and reasonably consented to by Banks, which report with respect to the Parent Company financial statements shall state that no default under this Agreement and no condition or event which after notice or lapse of time or both would constitute a default under this Agreement has come to the knowledge of such accountants or, if such is not the case, the details of such default or such condition or event;

          (2) Operating statements for such year and the preceding four years with respect to all properties pledged to any Bank to secure Bank Debt;

          (3) An Officer's Certificate certifying to the amount of Bank Debt outstanding at the last day of such year identified on an EXHIBIT A attached thereto, which for the purpose of this Agreement shall become EXHIBIT A hereto; and

          (4) An Officer's Certificate (with calculations and a new EXHIBIT E attached thereto) certifying (i) as to any increases or reductions in interest in the Significant Investments, and (i) compliance with Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.10, 4.11,
               4.12, 4.13, 4.14, 4.15 and 4.16.

     (C) As soon as practicable after La Quinta or any Subsidiary files with the S.E.C. any of the following documents and in any event within 10 days thereafter, a copy of:

          (1) Any final Registration Statement filed for the registration of any securities under the Securities Act of 1933, as amended (except a Registration

               Statement on Form S-8 for the registration of stock to be issued in connection with any Stock Plan);

          (2) Each Annual and Periodic Report filed under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended;

          (3) Each definitive Proxy Statement filed pursuant to the Securities Exchange Act of 1934, as amended; and

          together with any other document filed with the S.E.C. or the New York Stock Exchange, Inc., as may be requested by any Bank.

     (D)  Upon request by any Bank, copies of the following:

          (1) Each annual report/return, as well as all schedules and attachments required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the regulations promulgated thereunder, in connection with each of its Plans for each Plan year; and

          (2) Such additional information concerning any of its Plans as may be reasonably requested.

     (E) Notice to each Bank which has Bank Debt that any warranty or representation made by La Quinta contained in any instrument or document delivered pursuant to the Bank Debt shall have been incorrect in any material respect when made not later than one business day after the discovery or awareness thereof by an Authorized Officer.

     (F) Promptly, notice to each Bank which has Bank Debt of the breach of any covenant contained in Section 4.23 hereof.

     (G) With reasonable promptness, such other data and information as from time to time may be reasonably requested by any Bank.

     5.2 OFFICER'S CERTIFICATE. Each set of financial statements delivered pursuant to Subsection 5.1 (A) and (B) shall be accompanied by an Officer's Certificate stating whether there exists on the date of such certificate any condition or event which then constitutes, or which after notice or lapse of time or both, would constitute, a breach of any covenant herein, and if any such condition or event then exists, specifying the nature and period of existence thereof and the action La Quinta is taking or proposes to take with respect thereto.

          SECTION 6.  DEFAULT.

     La Quinta hereby covenants, acknowledges and agrees that the failure of La Quinta, any Subsidiary or Unincorporated Venture to perform or observe (i) any covenant contained in Sections 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.10, 4.11, 4.12,
4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19, 4.23, 4.24 or 4.25 of this Agreement or (ii) any covenant contained in Sections 4.1, 4.2, 4.9, 4.20, 4.21 or 4.22 of this Agreement and such default continues for 10 days after either (A) the failure to perform or observe any such covenant has become known to an Authorized Officer or (B) written notice thereof shall have been given by any Bank to La Quinta or (iii) any other covenant contained in this Agreement to be performed or observed by it and such failure continues for a period of 30 days after any Bank has given written notice specifying such failure to La Quinta, shall be deemed, subject to the waiver provisions of Section 7.2 hereof, to be a default or event of default (however designated) under any Bank Debt, notwithstanding the specific enumeration of the specific defaults or events of default with respect to such Bank Debt, and any Bank may perform all rights and remedies granted such Bank under the Bank Debt owing to such as if a default or event of default specifically enumerated in such Bank Debt had occurred. La Quinta further acknowledges and agrees that the covenants set forth in this Agreement and the effect of the failure to perform such covenants as set forth in this Section 6 shall be deemed to be incorporated by reference in such Bank Debt, MUTATIS MUTANDIS. The grace periods provided for in this Section 6 are in lieu of and not in addition to any grace periods provided with respect to any Bank Debt.

          SECTION 7.  MISCELLANEOUS.

     7.1 NOTICE. All notices, requests, consents and demands shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, to the respective addresses specified below, or, as to any party, to such other address as may be designated by it in written notice to all other parties. All notices, requests, consents and demands hereunder shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy, or if mailed, on the earlier of actual receipt or three (3) days after being mailed by certified mail, return receipt requested, postage prepaid, addressed as aforesaid.

     La Quinta Inns, Inc.
     112 E. Pecan Street
     San Antonio, Texas 78205
     Attention:  Vice President - Treasurer

with a copy to:

     La Quinta Inns, Inc.
     112 E. Pecan Street
     San Antonio, Texas 78205
     Attention:  Office of General Counsel

     The Frost National Bank
     100 West Houston Street
     San Antonio, TX  78205
     Attention:  Suzanne Houser

     Texas Commerce Bank National Association
     1020 NE Loop 410
     P.0. Box 47531  78265
     San Antonio  TX  78209
     Attention:  Dan M. Danelo

     NationsBank of Texas, N.A.
     NationsBank Plaza
     901 Main Street, 67th Floor
     Dallas, TX  75202
     Attention:  Douglas E. Hutt

     First Interstate Bank of Texas, N.A.
     700 N. St. Mary's
     San Antonio, TX  78205
     Attention:  John R. Peloubet

     Citicorp USA, Inc.
     2001 Ross Avenue
     1400 Trammel Crow Center
     Dallas, TX  75201
     Attention:  Jim Babcock

     Bank of Scotland
     2660 Citicorp Center
     Houston, Texas  77002
     Attention:  Janna Blanter

     Continental Bank N.A.
     231 South La Salle Street
     Chicago, Illinois 60697
     Attention:  Peter Gates

     Bank One, Texas, N.A.
     1717 Main Street, 4th Floor
     Dallas, Texas 75201
     Attention:  Alan Miller

     U.S. Bank of Washington, National Association
     309 Southwest 6th Avenue
     Portland, Oregon 97204
     Attention:  Blake R. Howells

     7.2 AMENDMENT, WAIVER, CONSENTS AND APPROVALS. This Agreement may be amended, and the observance of any provision of this Agreement may be waived and consent or approval to any action described in this Agreement may be granted, only with the written consent of La Quinta and Banks holding in aggregate at least 66-2/3% in principal amount of the Bank Debt as of the last day of the month preceding the month in which such written amendment, waiver, approval or consent is requested; provided, however, that no such amendment, waiver, approval or consent, without the written consent of all of the Banks, shall (i) change this Section 7.2 or (ii) waive, modify or otherwise affect compliance with Section 4.24 hereof. All Banks shall receive in writing the request for any waivers, modifications, amendments, approvals or consents of any of the provisions hereof.

     7.3 NOTICE OF DEFAULT ON BANK DEBT. Each Bank agrees to give prompt notice to each other Bank of (i) any default in the payment of principal of or interest on any Bank Debt beyond any period of grace with respect thereto, (ii) any default in the performance of any other agreement, term, covenant or condition contained in any Bank Debt beyond any period of grace provided with respect thereto and (iii) any default in the performance of any covenant of La Quinta set forth in this Agreement. Each Bank agrees to simultaneously deliver to each other Bank a copy of any notice delivered to La Quinta pursuant to
Section 6 hereof. Each Bank shall use its best efforts to deliver the notices provided for in this Section 7.3; however, no Bank shall have any liability to any other Bank for failing to comply with this Section 7.3.

     7.4 CONFLICTS. In the event of any conflict between the terms of this Agreement and the terms of any Bank Debt with respect to the subject matter contained herein, the terms and provisions of this Agreement shall control and prevail.

     7.5 PAYMENT OF EXPENSES. La Quinta will pay all reasonable expenses of the Banks, including, without limitation, the reasonable fees, expenses and disbursement of counsel, incurred in connection with the transactions contemplated by this Agreement.

     7.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the laws of the United States.

     7.7 BINDING UPON SUCCESSORS. This Agreement shall be binding upon La Quinta so long as any Bank Debt is outstanding, and each of the Banks and their respective successors and assigns, and shall inure to the benefit of La Quinta and the Banks and successors and assigns of the Banks, except that La Quinta shall not have the right to assign any of its rights or obligations hereunder without the written consent of all the Banks.

     7.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. It is not necessary that each Bank execute the same counterpart, so long as counterparts are executed by La Quinta and each Bank.

     7.9 TERMINATION AND EFFECTIVENESS OF THIS AGREEMENT. This Agreement shall remain in full force and effect so long as there is any Bank Debt outstanding. At such time as there is no longer any Bank Debt outstanding, this Agreement shall terminate and be of no further force and effect. This Agreement shall be effective upon the execution hereof by the Banks required to amend the Prior Master Covenant Agreement pursuant to Section 7.2 thereof.

     7.10 ADJUSTMENT OF PERCENTAGES. The percentages of each Bank set forth on EXHIBIT A hereto shall be automatically adjusted subsequent to the date of this Agreement as a result of (i) any payment or prepayment of any Bank Debt, (ii) any renewals, extensions, or refinancings of Bank Debt among the Banks or (iii) participations in Bank Debt sold by one Bank to another Bank or any purchase or assumption of Bank Debt between or among Banks or (iv) assignments of Bank Debt pursuant to Section 7.13 hereof; otherwise, there shall be no adjustments to the percentages set forth on EXHIBIT A. Further, except as set forth in
Section 7.13 hereof, no other Person may become a party to this Agreement without the prior written consent of the Banks.

     7.11 EXCEPTIONS TO COVENANTS. La Quinta shall not be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.

     7.12 CONFIDENTIALITY. Each Bank agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, any non-public information supplied to it by La Quinta pursuant to this Agreement which is identified by La Quinta as being confidential at the time the same is delivered to the Banks, provided that nothing herein shall limit the disclosure of any such information
(i) to the extent required by statute, rule, regulation or judicial process,
(ii) to counsel for any of the Banks, (iii) to bank examiners, auditors or accountants of any Bank, (iv) any other Bank, (v) in connection with any litigation to which any one or more of the Banks is a party, provided, further, that unless specifically prohibited by applicable laws or court order, each Bank agrees, prior to disclosure thereof, to notify La Quinta of any request for disclosure of any such non-public information (x) by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of La Quinta or any Subsidiary or Unincorporated Venture or (y) pursuant to legal process, or (vi) to any participant (or prospective participant) of any Bank Debt so long as such participant (or prospective participant) first executes and delivers to the respective Bank an agreement (a "CONFIDENTIALITY AGREEMENT") in substantially the form of EXHIBIT F hereto; and provided finally that in no event shall any Bank be obligated or required to return any materials furnished by the Company. The obligations of each Bank under this Section 7.12 shall supersede and replace the obligations of such Bank under any confidentiality letter in respect of any Bank Debt initially signed and delivered by such Bank to La Quinta prior to the date hereof.

     7.13 ASSIGNMENT. Each Bank may assign to one or more financial institutions or funds organized under the laws of the United States, or any state thereof, or under the laws of any other country that is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business (each, an "Assignee") its rights and obligations under the Bank Debt owned by such Bank and its rights under this Agreement subject, to the extent applicable, to the terms and provisions of Section 9.6 of the Credit Agreement. Upon the effectiveness of such assignment, (i) the assignee Bank shall be party hereto and, to the extent that rights hereunder have been assigned to it, have the rights of a Bank hereunder and (ii) the assigning Bank shall, to the extent that rights hereunder have been assigned by it, relinquish such rights under this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of January 25, 1994

                         LA QUINTA INNS, INC.



                         By:  /s/ Michael A. Depatie
                             --------------------------------
                         Its: Senior Vice President


The following Subsidiaries of La Quinta
hereby acknowledge and agree to the covenants and restrictions set forth herein by signing below:

LA QUINTA REALTY CORP.



By:  /s/ John F. Schmutz
    --------------------------------
Its: Vice President

LA QUINTA PLAZA, INC.



By:  /s/ Michael A. Depatie
    --------------------------------
Its: Vice President


LA QUINTA FINANCIAL CORPORATION



By:  /s/ Michael A. Depatie
    --------------------------------
Its: President


LA QUINTA INVESTMENTS, INC.



By:  /s/ Michael A. Depatie
    ---------------------------------
Its: Vice President


LQI ACQUISITION CORP.



By:  /s/ Roland Bliss
    --------------------------------
Its: President


LQM OPERATING PARTNERS, L.P.

   By: LA QUINTA REALTY CORP.



   By:  /s/ John F. Schmutz
       -----------------------------
   Its: Vice President

LA QUINTA MOTOR INNS, LIMITED PARTNERSHIP

   By: LA QUINTA REALTY CORP.



   By:  /s/ John F. Schmutz
       --------------------------------
   Its: Vice President


                         NATIONSBANK OF TEXAS, N.A.



                         By:  /s/Douglas E. Hutt

                             -------------------------------
                         Its: Senior Vice President


                         THE FROST NATIONAL BANK



                         By:  /s/ Suzanne Houser
                             -------------------------------
                         Its: Vice President


                         FIRST INTERSTATE BANK OF TEXAS, N.A.



                         By:  /s/ John R. Peloubet
                             --------------------------------
                         Its: Vice President


                         CITICORP USA, INC.



                         By:  /s/ Barbara A. Cohen
                             --------------------------------
                         Its: Vice President

                         TEXAS COMMERCE BANK NATIONAL ASSOCIATION (successor to Texas Commerce Bank-San Antonio, N.A. through merger with and into Texas Commerce Bank National Association)



                         By:  /s/ Dan M. Danelo
                             --------------------------------
                         Its:________________________________


                         BANK OF SCOTLAND



                         By:  /s/ Catherine M. Oniffrey
                             --------------------------------
                         Its: Vice President


                         CONTINENTAL BANK N.A.



                         By:  /s/ Mary Jo Hoch
                             --------------------------------
                         Its: Vice President


                         BANK ONE, TEXAS, N.A.



                         By:  /s/ Alan L. Miller
                             --------------------------------
                         Its: Vice President


                         U.S. BANK OF WASHINGTON, NATIONAL ASSOCIATION



                         By:  /s/ Blake R. Howells
                             --------------------------------
                         Its: Vice President

                                  EXHIBIT A
                              LA QUINTA INNS, INC.
                           MASTER COVENANT AGREEMENT
                             SCHEDULE OF BANK DEBT
                               DECEMBER 31, 1993
                              DOLLARS IN THOUSANDS


                                  FIRST      NATIONS   TEXAS               CITIBANK  BANK OF   BANK                U. S.
                                INTERSTATE   BANK      COMMERCE  FROST     CITICORP  SCOTLAND  ONE  CONTINENTAL    NATIONAL   TOTAL
                                ----------   -------   --------  -----     --------  --------  ---- -----------    --------   -----
PRE-EXISTING CREDIT FACILITIES
IRB BONDS
- ---------
578 North Little Rock, AR         $ 1,303                                                                                  $  1,303
579 Gretna. LA                      2,106                                                                                     2,106
580 New Orleans (Veterans), LA      1,731                                                                                     1,731
592 Monroe, LA                      1,864                                                                                     1,864
721 New Orleans (Bullard), LA       2,507                                                                                     2,507

MORTGAGES
- ---------
901 Denver-Central, CO                      $ 1,257                                                                           1,257
902 Casper, WY                                1,476                                                                           1,476
                                  ------     ------       ------  ------    ------   ------  ------   ------       ------   -------
TOTAL PRE-EXISTING CREDIT
FACILITIES                       $ 9,511    $ 2,733      $     0 $    0    $     0 $      0 $     0  $     0      $     0  $ 12,244
                                  ------     ------       ------  ------    ------   ------  ------   ------       ------   -------
                                  ------     ------       ------  ------    ------   ------  ------   ------       ------   -------

CURRENT CREDIT FACILITIES

LETTERS OF CREDIT
557 Aurora, CO                    $  203     $  742       $  311  $  311    $  609   $  311  $  271   $  311       $  203  $  3,273
561 Kalamazoo, MI                    149        543          228     228       445      228     198      228          149     2,394
562 Schaumburg, IL                   267        978          410     410       802      410     357      410          267     4,311
563 Texarkana, TX                    180        659          276     276       541      276     240      276          180     2,905
565 Savannah, GA                     194        708          297     297       581      297     258      297          194     3,120
568 Bossier City, LA                  92        336          141     141       276      141     123      141           92     1,483
569 Eagle Pass, TX                   167        610          256     256       501      256     223      256          167     2,690
570 San Bernadino, CA                417      1,525          640     640     1,251      640     556      640          417     6,726
574 Baton Rouge, LA                  203        742          311     311       609      311     271      311          203     3,273
576 Nacogdoches, TX                  169        618          259     259       507      259     225      259          169     2,726
583 Virginia Beach                   190        696          292     292       571      292     254      292          190     3,069
584 Oakbrook Terrace, IL             238        870          365     365       714      365     317      365          238     3,836
596 El Paso, TX                      133        487          204     204       400      204     178      204          133     2,148
4625 Stockton, CA                    244        893          375     375       733      375     326      375          244     3,938
633 Hampton, VA                      256        934          392     392       767      392     341      392          256     4,121
634 Elk Grove, IL                    256        934          392     392       767      392     341      392          256     4,121
636 Wheatridge, CO                   168        615          258     258       504      258     224      258          168     2,711
                                  ------     ------       ------  ------    ------   ------  ------   ------       ------   -------
TOTAL LETTERS OF CREDIT          $ 3,526    $12,891      $ 5,406 $ 5,406   $10,577  $ 5,406  $4,701  $ 5,406      $ 3,526  $ 56,845
                                  ------     ------       ------  ------    ------   ------  ------   ------       ------   -------
                                  ------     ------       ------  ------    ------   ------  ------   ------       ------   -------
REVOLVING CREDIT COMMITMENT      $ 2,481    $ 9,071      $ 3,804 $ 3,804   $ 7,443  $ 3,804  $3,308  $ 3,804      $ 2,481  $ 40,000

TERM LOAN COMMITMENT               8,993     32,883       13,790  13,790    26,980   13,790  11,991   13,790        8,993   145,000
                                  ------     ------       ------  ------    ------   ------  ------   ------       ------   -------
TOTAL CURRENT CREDIT FACILITIES  $11,474    $41,954      $17,594 $17,594   $34,423  $17,594 $15,299  $17,594      $11,474  $185,000
                                  ------     ------       ------  ------    ------   ------  ------   ------       ------   -------
                                  ------     ------       ------  ------    ------   ------  ------   ------       ------   -------
GRAND TOTAL                      $24,511    $57,578      $23,000 $23,000   $45,000  $23,000 $20,000  $23,000      $15,000  $254,089
                                  ------     ------       ------  ------    ------   ------  ------   ------       ------   -------
                                  ------     ------       ------  ------    ------   ------  ------   ------       ------   -------

                                    EXHIBIT B
                              LA QUINTA INNS, INC.
                              EXISTING INVESTMENTS
                                NOVEMBER 30, 1993


                                                          AMOUNT
                                                          ------
                                                  (Dollars in thousands)

INVESTMENTS; AT COST:

State of Israel Bonds                                     $   160
Cash Surrender Value of Life Policies                         246
SERP Restricted Cash                                          738
Hotel Industry Switch                                          75
Harlingen Industrial Revenue Bond                           1,245
                                                           ------
    TOTAL                                                  $2,464
                                                           ------
                                                           ------

LAND HELD FOR FUTURE DEVELOPMENT; AT CURRENT VALUE:

Bexar County                                               $1,470
                                                           ------
                                                           ------

LAND HELD FOR SALE; AT CURRENT VALUE:

San Antonio                                               $   368
Houston                                                       368
Arlington                                                     365
Maitland                                                      603
Mesquite                                                      337
Greensboro                                                    344
St. Louis                                                     397
Ft. Lauderdale                                                618
                                                           ------
    TOTAL                                                  $3,400
                                                           ------
                                                           ------

                                    EXHIBIT B
                              LA QUINTA INNS, INC.
                              EXISTING INVESTMENTS
                                NOVEMBER 30, 1993
                                     (CON'T)

NOTES RECEIVABLE:

LA QUINTA INNS, INC. COMBINED


               DEBTOR                               CREDITOR                      AMOUNT                   COLLATERAL

James Hu/S.A. Main Ave Motel, Ltd       San Antonio Main Ave., Ltd.           $  2,448,517          First lien on real estate
Jai Ambay, Inc.                         La Quinta Inns, Inc.                       755,397          First lien on real estate
R & Y La Belle                          La Quinta Inns, Inc.                        53,000          Second lien on real estate
Willow Tree #4                          La Quinta Inns, Inc.                       976,980          Third lien on real estate
Jer-Wei Inc.                            La Quinta Inns, Inc.                     1,720,689          First lien on real estate
Katy Hospitality Co.                    La Quinta Inns, Inc.                     2,144,118          First lien on real estate
Great Southeastern Restaurants, Inc.    La Qunita Inns, Inc.                       195,000          Unsecured
Great Southeastern Restaurants, Inc.    La Quinta Development Partners, L.P.        65,000          Unsecured
Great Southeastern Restaurants, Inc.    LQM Operating Partners, L.P.                80,000          Unsecured
Ranjit Hans--Ishmer-Amar Holdings       La Quinta Inns, Inc.                        11,201          Unsecured
Sunbelt Motor Inn Ventures              La Quinta Inns, Inc.                     1,330,000          First lien on real estate
THISCO                                  La Quinta Inns, Inc.                        70,000          Unsecured
Miscellaneous debtors                   La Quinta Inns, Inc.                       642,818          Unsecured
Sportsplex of America                   La Quinta Inns, Inc.                       400,300          Unsecured
Wytex                                   La Quinta Inns, Inc.                       105,746          Unsecured
Shoney's                                La Quinta Development Partners, L.P.       157,636          Unsecured
I 20 South Collins, Ltd.                La Qunita Inns, Inc.                       300,000          First lien on real estate
Anthony Koutsoukos                      La Qunita Inns, Inc.                         5,000          Unsecured
                                                                               -----------
                                                                               $11,461,402
                                                                               -----------
                                                                               -----------

                                    EXHIBIT C
                              LA QUINTA INNS, INC.
                          SUBSIDIARIES & UNINCORPORATED
                               VENTURE INVESTMENTS
                                JANUARY 25, 1994


                                                                                      LQ
                                                  DATE OF INITIAL  NUMBER OF       OWNERSHIP
                  NAME                               AGREEMENT       INNS              %
                  ----                            ---------------  --------           ---

La Quinta-Houston I.H. 10, Ltd.                        1972             1            50
La Quinta-San Antonio South Joint Venture              1969             1            50
La Quinta Austin Motor Hotel, Ltd.                     1970             1            66.667
La Quinta-Dallas Central Expressway, Ltd.              1970             1            62.96
LQ Motor Inn Venture-Austin No. 530                    1975             1            50
La Quinta-Wichita, Kansas, No. 532, Ltd.               1976             1            50
LQ-Baton Rouge Joint Venture                           1982             1            80
LQ-West Bank Joint Venture                             1982             1            60
La Quinta Development Partners, L.P.                   1990            37            40
San Antonio Main Avenue Motel, Ltd.                    1967           N/A            66.67
LQ-LNL Joint Venture                                   1981             2            100
LQ-CIGNA I                                             1987             4            1
LQ-CIGNA II                                            1987             5            1
La Quinta Realty Corporation                           1986           N/A            100
La Quinta Financial Corporation                        1983           N/A            100
La Quinta Plaza, Inc.                                  1987           N/A            100
La Quinta Investments, Inc.                            1993           N/A            100
LQI Acquisition Corporation                            1993           N/A            100
LQI Merger Corporation                                 1993           N/A            100
LQM Operating Partners, L.P.                           1986           N/A            100
LQ-Big Apple Joint Venture                             1993             3            100
LQ-East Irvine Joint Venture                           1985             1            100
La Quinta Motor Inns Limited Partnership               1986            31            100
                                                                      ---
    TOTAL                                                              91
                                                                      ---
                                                                      ---

                                    Exhibit D
                                 Existing Liens
              La Qunita Inns, Inc. and Unicorporated Joint Ventures
                                November 30, 1993



                                          PROPERTY
     OWNERSHIP                               NO.                   LOCATION                           BALANCE      DESCRIPTION
- ----------------------------              --------     ------------------------------------         ----------     -----------

La Quinta Inns, Inc.                           518     Denver-South                                   $651,434     Mortgage
La Quinta Inns, Inc.                           519     Dallas-D/FW-Irving                              398,460     Mortgage
La Quinta Investments, Inc.                    520     Denver-Airport                                  496,811     Mortgage
La Quinta Inns, Inc.                           523     San Antonio-Lackland                          3,188,662     Mortgage
La Quinta Inns, Inc.                           524     Dallas-Regal Row                              3,052,923     Mortgage
La Quinta Inns, Inc.                           531     Houston-Intercontinental Airport                947,308     Mortgage
La Quinta - Wichita, Kansas.                   532     Wichita-Town East Square                        543,416     Mortgage
              No. 532, LTD.
La Quinta Inns, Inc.                           534     Indianapolis-Airport                          1,646,065     Mortgage
La Quinta Inns, Inc.                           537     Beaumont                                        857,852     Mortgage
La Quinta Inns, Inc.                           549     Columbus-Fort Benning                         1,141,974     Mortgage
La Quinta Inns, Inc.                           551     Jacksonville-Orange Park                      1,221,484     Mortgage
La Quinta Inns, Inc.                           552     Dallas-Grand Prairie (Six Flags)              1,343,024     Mortgage
La Quinta Inns, Inc.                           553     Champaign-Market Place Mall                   1,897,310     Mortgage
La Quinta Inns, Inc.                           556     San Antonio-Windsor Park                      2,019,701     Mortgage
La Quinta Inns, Inc.                           559     Nashville-South                               1,973,060     Mortgage
La Quinta Inns, Inc.                           560     Lexington                                     1,118,053     Mortgage
La Quinta Inns, Inc.                           575     Memphis-Airport                               1,676,893     Mortgage
La Quinta Inns, Inc.                           588     Sulphur/Lake Charles                          3,170,000     IRB
La Quinta Inns, Inc.                           599     Houston-La Porte                              1,770,000     IRB
La Quinta Inns, Inc.                           626     Birmingham                                    1,705,000     IRB
La Quinta Inns, Inc.                           627     Pittsburgh-International Airport              2,055,000     IRB
La Quinta Inns, Inc.                           628     Albuquerque-North                             3,170,786     Mortgage
La Quinta Inns, Inc.                           629     Charlotte-Airport                             2,942,952     Mortgage
La Quinta Inns, Inc.                           630     Colorado Springs                              2,357,742     Mortgage
La Quinta Inns, Inc.                           637     Jacksonville-North                              318,336     Mortgage
La Quinta Inns, Inc.                           637     Jacksonville-North                            1,543,137     Mortgage
La Quinta Inns, Inc.                           637     Jacksonville-North                              520,158     Mortgage
La Quinta Inns, Inc.                           639     Amarillo-Medical Center                       2,482,829     Mortgage
La Quinta Inns, Inc.                           643     San Diego-Vista                               2,937,433     Mortgage
La Quinta Inns, Inc.                           645     Atlanta-Peachtree Industrial                    201,821     Mortgage
La Quinta Inns, Inc.                           645     Atlanta-Peachtree Industrial                  2,444,744     Mortgage
La Quinta Inns, Inc.                           646     Bakersfield                                   3,496,944     Mortgage
La Quinta Inns, Inc.                           658     Deerfield Beach                               3,077,310     Mortgage
La Quinta Inns, Inc.                           666     Maitland (held for sale)                          2,729     Mortgage
La Quinta Inns, Inc.                           688     Tampa-Clearwater Airport                      3,806,145     Mortgage
La Quinta Inns, Inc.                           803     Salt Lake City-Midvale                        2,083,879     Mortgage
La Quinta Development                         4536     Las Vegas                                       881,023     Mortgage
             Partners. L. P.
La Quinta Development                         4541     Orange County-Costa Mesa                      3,934,910     Mortgage
             Partners. L. P.

                                    Exhibit D
                                 Existing Liens
              La Qunita Inns, Inc. and Unicorporated Joint Ventures
                                November 30, 1993



                                          PROPERTY
     OWNERSHIP                               NO.                   LOCATION                           BALANCE      DESCRIPTION
- ----------------------------              --------     ------------------------------------         ----------     -----------

La Quinta Development                         4545     Reno-Airport                                  1,187,500     Mortgage
             Partners. L. P.
La Quinta Development                         4554     Dallas-D/FW-Euless                            1,534,190     Mortgage
             Partners. L. P.
La Quinta Development                         4564     Tuscaloosa                                    1,811,034     Mortgage
             Partners. L. P.
La Quinta Development                         4566     Phoenix-Tempe Sky Harbor Airport              1,567,871     Mortgage
             Partners. L. P.
La Quinta Development                         4640     San Antonio-Toepperwein                       2,622,708     Mortgage
             Partners. L. P.
La Quinta Development                         4642     Orlando-Airport                               2,867,494     Mortgage
             Partners. L. P.
La Quinta Development                         4905     Round Rock                                    1,764,122     Mortgage
             Partners. L. P.
La Quinta Inns, Inc.                          9050     Prudential Note                              14,298,019     Mortgage
La Quinta Inns, Inc.                          9050     Prudential Note                               1,406,286     Mortgage
La Quinta Inns, Inc.                          9050     Prudential Note                              28,536,216     Mortgage
                                                                                                 -------------

                                                       Total                                      $126,672,746
                                                                                                 -------------
                                                                                                 -------------

                                  EXHIBIT E
                             LA QUINTA INNS, INC.
                    GUARANTEES AND CONTINGENT OBLIGATIONS
                              NOVEMBER 30, 1993



                                                       Long Term Debt With            Amount Advanced at
Partnership or Entity                                  Recourse To La Quinta          November 30
- ---------------------                                  ---------------------          ------------------
LQ Motor Inn Venture- Austin No. 530                       $     --                       $  460,000
La Quinta-Wichita Kansas, No. 532, Ltd.                        543,416                        --
LQ-Baton Rouge Joint Venture                                 3,200,000                    3,695,000
LQ-West Bank Joint Venture                                   2,106,440                        --
LQ-CIGNA I                                                   2,402,987
La Quinta Development Partners, L. P.:
      La Quinta Inns, Inc. Guarantees                       17,307,699                        --
      La Quinta Inns, Inc. General Partner Obligations       4,381,023                        --
                                                           -----------
                                                           $29,941,565                    $4,155,000
                                                           -----------
                                                           -----------

                                    EXHIBIT F

                       [Form of Confidentiality Agreement]

                            CONFIDENTIALITY AGREEMENT

                                                                          [Date]


[Insert Name and Address
of Prospective Participant]

     Re: Amended and Restated Master Covenant Agreement dated as of January 25, 1994, between La Quinta Inns, Inc. ("La Quinta"), and the banks named therein (the "Banks").

Dear ______________:

     As a Bank party to the above-referenced Amended and Restated Master Covenant Agreement (the "COVENANT AGREEMENT"), we have agreed with La Quinta ("LA QUINTA") pursuant to Section 7.12 of the Covenant Agreement to use reasonable precautions to keep confidential, except as otherwise provided therein, all non-public information identified by La Quinta as being confidential at the time the same is delivered to us pursuant to the Covenant Agreement.

     As provided in said Section 7.12, we are permitted to provide you, as a prospective holder of a participation in the Bank Debt (as defined in the Covenant Agreement), with certain of such non-public information subject to the execution and delivery by you, prior to receiving such non-public information, of a Confidentiality Agreement in this form. Such information will not be made available to you until your execution and return to us of this Confidentiality Agreement.

     Accordingly, in consideration of the foregoing, you agree (on behalf of yourself and each of your affiliates, directors, officers, employees and representatives) that (A) such information will not be used by you except in connection with the proposed participation mentioned above and (B) you shall use reasonable precautions, in accordance with your customary procedures for handling confidential information and in accordance with safe and sound banking practices, to keep such information confidential, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to your counsel or to counsel for any of the Banks, (iii) to bank examiners, auditors or accountants of any Bank, (iv) to any other Bank, (v) in connection with any litigation to which you or any one or more of the Banks are a party; provided, further, that, unless specifically prohibited by applicable law or court order, you agree, prior to disclosure thereof, to notify La Quinta of any request for disclosure of any such non-public information (x) by any governmental agency or representative thereof (other than any such request in connection with an examination of your financial condition by such governmental agency) or (y) pursuant to legal process; and provided,

[Date]
Page 2

finally, that in no event shall you be obligated to return any materials furnished to you pursuant to this Confidentiality Agreement.

     Would you please indicate your agreement to the foregoing by signing at the place provided below the enclosed copy of this Confidentiality Agreement.



                                        Very truly yours,

__________________________________


By:_______________________________
                                        Title:____________________________


THE FOREGOING IS AGREED TO AS
OF THE DATE OF THIS LETTER.

[INSERT NAME OF PROSPECTIVE PARTICIPANT]



By:_______________________________
Title:____________________________

                                    EXHIBIT G
                              LA QUINTA INNS, INC.
                             SIGNIFICANT INVESTMENTS


                                                   STATE OF
                                               INCORPORATION OR    PERCENTAGE OF
                  NAME                           ORGANIZATION        OWNERSHIP
                  ----                         ----------------    -------------

La Quinta-Houston I.H. 10, Ltd.                    Texas              50
La Quinta San Antonio-South Joint Venture          Texas              50
La Quinta Austin Motor Hotel, Ltd.                 Texas              50
La Quinta-Dallas Central Expressway, Ltd.          Texas              62.963
LQ Motor Inn Venture-Austin No. 530*               Texas              50
La Quinta-Wichita, Kansas, No. 532, Ltd.           Texas              50
LQ-Baton Rouge Joint Venture*                      Texas              80
LQ-West Bank Joint Venture*                        Texas              60
LQ-CIGNA I*                                        Texas               1
LQ-CIGNA II*                                       Texas               1
La Quinta Motor Inns Limited Partnership           Delaware          100
La Quinta Development Partners, L.P.*              Delaware           40

*Indicates Joint Venture Agreements with a buy/sell provision.

                                    EXHIBIT H

                                                                        ID#3232B


                                INVESTMENT POLICY
- -------------------------------------------------------------------------------
RESOLVED: That the Company's Amended and Restated Investment Policy shall read as follows:

                              AMENDED AND RESTATED
                           LA QUINTA MOTOR INNS, INC.
                         STATEMENT OF INVESTMENT POLICY
                               AS OF OCTOBER 1989

 I. INVESTMENT OBJECTIVES

    A.  To assure safety of principal through minimization of default risk.

    B.  To retain liquidity to meet projected cash needs.

    C. To realize the best available yield, while assuming a minimum of market risk.

II. APPROVED INVESTMENTS AND RELATED RESTRICTIONS

    A. Investments, loans and advances to the Company's subsidiaries or unincorporated ventures and pursuant to any management or operating agreement to which the Company is a party.

    B. Investments with maturities of less than one year in direct or indirect obligations of the United States of America.

        Approved agencies include the following:

             Student Loan Marketing Association
             Federal National Mortgage Association
             Farm Credit Agency
             Federal Home Loan Bank
             Federal Home Loan Mortgage Corporation
             World Bank

             Farm Credit Agency
             Federal Home Loan Bank
             Federal Home Loan Mortgage Corporation
             World Bank

    C.  Domestic bank financial obligations

        1. Investments shall not exceed $20,000,000 per bank or bank holding company,

        2.  Maturities shall be less than one year,

        3.  Bank shall have a capital and surplus in excess of $50,000,000 and

        4. At the time of purchase, the publicly outstanding debt of a bank or bank holding company shall be rated A- or higher by Standard and Poor's Corporation or the short term bank deposits shall be rated a minimum of P-1 by Moody's Investors Service, Inc.

        5. An investment in a FDIC All Insured Certificate of Deposit program of a bank holding company which meets or exceeds these guidelines is allowed even though some of the participating banks may not meet all the guidelines.

    D.  Permitted exceptions for domestic bank financial obligations

        1. Funds held by a bank acting as a trustee in connection with any Industrial Development Bond, other financing or required reserve may be invested in the trustee's own financial obligations. Investments shall not exceed $3,000,000 per bank or bank holding company and maturities shall be less than one year.

        2. A maximum of $6,000,000 may be invested in financial obligations of Frost National Bank of San Antonio for the purpose of more efficient management of daily cash requirements including daylight overdrafts. Maturities shall be less than one year.

    E.  Commercial Paper

        1. At the time of purchase, Commercial Paper shall carry one of the following minimum ratings:

            Standard and Poor's Corporation  A-1
            Moody's Investors Service, Inc.  P-1

        2. Investment shall not exceed $7,500,000 per lender or affiliated persons of such lender, taken together.

    F. Investments may be purchased through the following brokerage companies with a safekeeping limit of $12,500,000 per company:

            Merrill Lynch
            Goldman Sachs
            Salomon Brothers
            First Boston

        Investments exceeding $12,500,000 through any one brokerage firm shall be delivered for safekeeping to a bank designated by the Company.

    G. Securities which are exempt from federal taxation and are general obligation bonds backed by the taxing authority of the issuer; provided, however, that

        1. The total aggregate amount of any such securities held by the Company shall not at any time exceed 2% of the average adjusted tax basis of total assets of the Company (each August the Tax Department will provide the Treasury Department the maximum investment allowed for the current year) and that

        2. If the securities are rated by Standard and Poor's Corporation and Moody's Investors Service, they shall be rated at least "A" by both agencies. If they are rated by only one agency, that rating shall be at least "A". No non-rated securities will be purchased.

    H.  Registered Investment Company Shares

        1. Redeemable securities issued by diversified, open-end management investment companies which are organized under the laws of the United States of America or its constituent states and which are registered with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940.

        2. Said investment companies' prospectuses shall reflect (i) investment objectives consistent with the objectives set forth above; and (ii) a portfolio made up of high quality, fixed income instruments.

        3. Investments are limited to the following approved investment companies:

            a.  Fidelity Money Market Trust
                Fidelity Investments
                Boston, Massachusetts

            b.  Institutional Liquid Assets (ILA)
                Goldman, Sachs & Co.
                Chicago, Illinois

            c. Prudential Institutional Liquidity Portfolio Series Prudential Mutual Fund Services
                New Brunswick, NJ

            d.  USAA Money Market Funds
                USAA
                San Antonio, TX

            e.  Merrill Lynch Ready Assets
                Merrill Lynch
                Princeton, New Jersey

    I. Any investment specifically authorized by the Executive Committee up to an aggregate at any one time of $4,000,000.

    J.  Any other investments specifically authorized by the Board of Directors.

and be it further,

RESOLVED: That the President, Executive Vice President-Chief Operating Officer, Senior Vice President-Finance, Senior Vice President-Administration and Treasurer, and Senior Vide President-Development Programs and General Counsel ("Authorized Officers"), of this Company is, and each of them hereby is, authorized, subject to restrictions in the Company's Investment Policy, to establish and maintain one or more accounts with such investment companies, banks, broker-dealers or like depositories which they, in their sole discretion, believe necessary and appropriate for the purpose of purchasing, investing in, or otherwise acquiring, possessing, selling, transferring, exchanging or otherwise disposing of, and generally dealing in any and all forms of securities as prescribed by the Company's Investment Policy; and be it further,

RESOLVED: That to assure that an individual does not direct an investment company, bank, broker-dealer or other depository to wire or otherwise transfer funds to a personal or non-Company account, upon opening accounts with such investment companies, banks, broker-dealers or other depositories, instructions will be given requiring such persons to only wire or transfer funds to a designated Company account, which designation shall be made by any two Authorized Officers; and be it further,

RESOLVED: That accounts shall not be opened for the purpose of trading or otherwise dealing with securities on margin, effecting short sales or trading in commodity futures contracts and related options; and be it further,

RESOLVED: That any two Authorized Officers may appoint in writing any other person or persons to, with the exception of establishing accounts, do any things which any of the said officers is hereby empowered to do, and to take all action necessary or desirable in connection with accounts with investment companies, banks, broker-dealers and other depositories; and be it further,

RESOLVED: That, subject to restrictions set forth in the Company's Investment Policy and limitations with respect to accounts, the fullest authority at all times with respect to any commitment or transaction deemed by any of the Authorized Officers, or other persons appointed by said Authorized Officers, to be proper is hereby conferred - including, without limitation, authority to give written or oral instructions to investment companies, banks, broker-dealers or other depositories with respect to any of said transactions; to enter and carry out any contract, arrangement, or transaction in connection with any such account; to pay in cash or by checks and/or drafts drawn upon the funds of the Company such sums as may be necessary in connection with any such account; to deliver securities to, and deposit funds with said investment companies, banks, broker-dealers or other depositories; to endorse, on behalf of the Company, any securities in order to pass title thereto; to sign for the Company all documents in connection with any such account, and to agree to any conditions to control any such account; and be it further,

RESOLVED: That the establishment and maintenance by the Company of one or more accounts with such investment companies, banks, broker-dealer or other depositories prior to the date of which these resolutions shall continue to be effective, and the opening of such accounts is hereby ratified and confirmed in all respects; and be it further,

RESOLVED: That such investment companies, banks, broker-dealers or other depositories may deal with any and all of the persons holding the offices of the Authorized Officers as though they were dealing with the Corporation directly; and be it further,

FURTHER RESOLVED: That the Secretary of the Company is hereby directed to certify and deliver under seal of the Corporation to such investment companies, banks, broker-dealers or other depositories:

    (a) a true copy of these resolutions, including the Investment Policy;

    (b) specimen signatures of each and every person designated to provide instructions to such investment companies, banks, broker-dealers or other depositories;

    (c) a certificate that the Company is duly organized and existing, that its charter and By-Laws authorize it to effect the transactions contemplated by the Investment Policy and these resolutions, and that no limitation has been otherwise imposed upon such authority;

and be it further,

RESOLVED: That such investment companies, banks, broker-dealers or other depositories may rely upon any certification given in accordance with these resolutions until written notice of a change in, or the recission of such authority is provided (transmitted by mail, wire or otherwise); and be it further,

RESOLVED: That, in the event of any change in the office or powers of persons hereby authorized, the Secretary or any Assistant Secretary shall certify such changes to such investment companies, banks, broker-dealers or other depositories in writing in the manner hereinabove provided, which notification, when received, shall be adequate both to terminate the authorization of the persons theretofore authorized, and to authorize the persons thereby substituted.